EXHIBIT 11

                                  WSMP, INC.
                               AND SUBSIDIARIES
                   Computation of Per Share Earnings (Loss)

                            1995          1994         1993         1992            1991
                           ------        ------       ------       ------          ------
Earnings (loss) per
share computation:
Net earnings (loss)
                         $1,096,670    $(785,000)   $ 670,000     $ 630,000    $ (2,196,000)
                         ===========   ==========   ==========    ==========    =============
Actual outstanding
 shares beginning of
 year                     2,666,588    2,494,844    2,428,358     2,540,415       2,624,377
Add (deduct) weighted
 average shares
 applicable to:
 Common stock options
  outstanding               214,219                   452,466       130,970
 Treasury stock
  acquisitions               (1,786)      (5,803)      (6,417)      (22,049)        (53,759)
 Common stock issued                      57,364          693
 Common stock options
  exercised                               77,610
                         -----------    ---------   ----------    -----------    -----------

Weighted average shares,
 as adjusted              2,879,021    2,624,015     2,875,100     2,649,336      2,570,618
                         ===========   ==========   ===========   ===========    ===========

Earnings (loss) per
 common share and
 common equivalent
 share                    $     .38    $    (.30)    $     .23    $     .24      $    (.85)
                         ===========   ===========   ==========   ==========     ===========

Note:  Share amounts for all years presented have been adjusted to reflect the five-for-four stock split, effected in the form of a stock dividend declared in 1995.
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